Exhibit 99.1

Zion Oil & Gas Completes Drilling Phase of the Megiddo-Jezreel #2 (MJ-02) Well in Israel

Zion moves forward with testing based on encouraging shows of hydrocarbons.

DALLAS, Texas, and CAESAREA, Israel, November 23, 2021 /PRNewswire/ Zion Oil & Gas, Inc. (OTCQX: ZNOG) announces the completion of the drilling phase for their Megiddo-Jezreel #2 (MJ-02) well.

“We are thankful for the successful completion of our drilling phase,” expressed Zion Oil & Gas CEO, Robert Dunn. “We are eager to move forward with testing immediately based on encouraging hydrocarbon shows.”

Zion Drilling Rig in Israel. Photo taken on November 22, 2021.

Zion has completed the drilling of the MJ02 well to a total depth of 5,531 meters (18,141 feet) with a six-inch (6”) open hole at that depth.

The primary zone of interest contains encouraging shows of hydrocarbons.

A full set of detailed and comprehensive tests including neutron-density, sonic, gamma, and resistivity logs, paired with well testing, will commence during the coming weeks. Based on these logs and analysis, additional zones of interest may be identified and tested.

All testing equipment and personnel are in Israel, and Zion is assembling the required equipment at the well site for the comprehensive testing.

Zion Oil & Gas, a public company, traded on OTCQX Best Market, explores for oil and gas onshore in Israel on their 99,000-acre Megiddo-Jezreel license area.

“The Lord Himself goes before you and will be with you; He will never leave you nor forsake you.
Do not be afraid; do not be discouraged.”

Deuteronomy 31:8

“Sing to the Lord, for he has done glorious things; let this be known to all the world. Shout aloud and sing for joy, people of Zion, for great is the Holy One of Israel among you.”

Isaiah 12:5-6

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including, but not limited to, statements regarding Zion’s operations and the results therefrom, including testing and completion; Zion's ability to discover and produce oil in commercial quantities; Zion’s ability to continue as a going concern; operational risks in ongoing exploration efforts; the timing and completion of the processing, interpretation of the results and plans contingent thereon of the 3-D seismic survey; regulatory approvals needed for the rig’s operation; the effect, if any, of the coronavirus pandemic on the timing of the operation of the well, and liquidity for shareholders on OTCQX are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties, and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Zion’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Zion’s filings with the SEC. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Info:

Andrew Summey

VP, Marketing and Investor Relations
Zion Oil & Gas, Inc. (OTCQX: ZNOG)
12655 North Central Expressway, Suite 1000, Dallas, TX 75243
Telephone: 888-891-9466
Email: info@zionoil.com
www.zionoil.com